EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into by and between Eclipsys Corporation, a Delaware corporation (the “Company”), and Philip M. Pead, an individual (“Executive”), effective May 14, 2009.

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms set forth herein;

NOW THEREFORE, in consideration of the mutual obligations in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company hereby agree as follows:

1. Employment.

(a) Positions. The Company shall employ Executive, and Executive shall serve, as the Company’s Chief Executive Officer, and Executive shall have customary powers, responsibilities, authorities and reporting relationships of the position of a chief executive officer of a public company, and such additional powers, responsibilities and authorities, as may be specified from time to time by the Company’s Board of Directors (the “Board”). Executive shall report directly to the Board, and all other officers and employees of the Company shall report directly or indirectly to Executive, subject to other reporting as may be required by the Board based upon corporate governance concerns, such as alternate reporting of the internal audit function.

(b) Company Duties. Executive shall devote Executive’s reasonable best efforts to the performance of Executive’s duties and responsibilities to the Company. Executive will not be employed by, consult for, or serve as a director of any for-profit entity without approval of the Board, except that Executive may continue to serve as a director of Emdeon, which Executive is serving as of the date of this Agreement. However, nothing in this Agreement shall preclude Executive from engaging in charitable and community affairs; managing any passive investment (i.e., an investment with respect to which the Executive is in no way involved with the management or operation of the entity in which the Executive has invested) made by him in publicly traded equity securities or other property (provided that no such investment may exceed five percent (5%) of the equity of any entity, without the prior approval of the Board); or serving as a member of the board of directors or as a trustee of any non-profit organization that maintains liability insurance reasonably satisfactory to the Company under which Executive is an insured person entitled to defense and indemnity for claims brought against Executive as a result of or in connection with Executive’s service, in any event to the extent that any of the above activities do not present an actual or potential conflict of interest or interfere with Executive’s ability to discharge Executive’s duties to the Company.

(c) Location. Executive’s primary office location will be the Company’s headquarters in the Atlanta, Georgia area. When not traveling for business purposes Executive will generally be present at Executive’s primary office location during the normal work week.

2. Term of Employment. Executive is an at-will employee; Executive’s employment may be terminated by the Company or Executive at any time for any reason or no reason and without any obligation except as set forth in this Agreement and any other written agreement between Executive and the Company. Executive’s term of employment (“Term of Employment”) commenced on May 14, 2009, and, subject to the terms hereof, shall terminate on the date that Executive or the Company terminates Executive’s employment.

3. Compensation.

(a) Salary. During the Term of Employment the Company shall pay Executive a base salary (“Base Salary”), which shall initially be at the annualized rate of $650,000, in accordance with the ordinary payroll practices of the Company and subject to all applicable federal, state and local withholding and reporting requirements. The Board or the Compensation Committee of the Board shall review, and may, subject to Executive’s right to terminate employment for Good Reason pursuant to Section 6(a) as a result of any reduction in Base Salary, adjust Executive’s Base Salary at any time and from time to time. If the Base Salary is adjusted, the adjusted amount shall become the Base Salary for purposes of this Agreement.

(b) Bonus Plan. For purposes of the Company’s 2009 Corporate Bonus Plan (the “2009 Plan”), Executive’s target bonus will be $413,150 (the “Guaranteed Amount”), which will be paid no later than March 15, 2010 if Executive is still employed by the Company on that date. If and to the extent that the actual bonus payable to Executive pursuant to the 2009 Plan is less than the Guaranteed Amount, the Company will pay the gross amount of the shortfall to Executive outside of the 2009 Plan. Executive may earn a bonus for 2009 in excess of the Guaranteed Amount pursuant to the 2009 Plan, but no bonus for 2009 in excess of the Guaranteed Amount is promised. During the Term of Employment for 2010 and later years, Executive will have a target bonus as specified by the Board or the Compensation Committee of the Board (“Target Bonus”), which Target Bonus shall be no less than 100% of Executive’s Base Salary on the date the bonus year begins. The Target Bonus shall be governed by, and payable if at all in accordance with, the Company’s executive bonus plan, as such plan may be modified from time to time, with the actual bonus earned being based on achieving such performance targets and management objectives as may be established by the Board or the Compensation Committee of the Board each year. The Board or the Compensation Committee of the Board shall review, and may, subject to Executive’s right to terminate employment for Good Reason pursuant to Section 6(a) as a result of any reduction in Target Bonus, adjust Executive’s Target Bonus at any time and from time to time. If the Target Bonus is adjusted, the adjusted amount shall become the Target Bonus for purposes of this Agreement. Except as set forth in the first sentence of this section, no bonus payments are guaranteed. All bonus payments shall be subject to all applicable federal, state and local withholding and reporting requirements.

(c) Equity Awards. Initial equity awards made to Executive are reflected in Exhibit A to this Agreement. No promises are made regarding additional equity awards and Executive should not expect to participate in any 2010 equity awards.

4. Employee Benefits.

(a) Benefit Programs. During the Term of Employment, the Company shall provide Executive with coverage under, and pursuant to the terms of, any welfare benefit programs and other compensatory and benefit programs, plans and practices that the Company makes available to its executive officers as designated by the Board from time to time.

(b) Vacation. Executive shall be entitled to five weeks of paid vacation each calendar year, pro-rated for partial years of employment, which shall accrue ratably during the year and be taken at such times as are consistent with the Executive’s duties and responsibilities to the Company; provided, however, subject to applicable law, that the Executive shall not be entitled to carry over unused vacation from year to year in an amount exceeding that which the Executive would be entitled to carry over in accordance with the Company’s standard vacation policy as applied to employees who live in Executive’s state of residence.

(c) Other Benefits. As long as Executive’s primary residence is not in the same area as Executive’s primary office location, the Company shall continue to provide, or reimburse Executive for, the executive housing he is using on the date he signs this Agreement or, if he elects to move to new executive work-week housing in the area of Executive’s primary office location, provide, or reimburse Executive for, reasonable executive housing near Executive’s primary office location, subject to approval by the Chairman of the Board of the cost thereof. Executive will be entitled to reimbursement of reasonable expenses incurred by him for an annual physical examination, to the extent such an examination is not otherwise covered or provided by the health insurance or health benefits provided by the Company to Executive pursuant to Section 4(a). The Company promptly on demand shall reimburse Executive for his legal expenses to negotiate this Agreement, provided such reimbursement shall not exceed $25,000.

5. Expenses. Subject to prevailing Company policy or such guidelines as may be established by the Board from time to time, the Company shall reimburse Executive for all reasonable expenses incurred by Executive in carrying out Executive’s duties and responsibilities to the Company, provided that Executive will bear all expenses associated with commuting between his home and his primary office location.

6. Termination of Employment.

(a) Termination Without Cause or for Good Reason. If the Company terminates Executive’s employment for any reason other than Cause (as defined in Section 6(c)), Executive’s Disability (as defined in Section 6(e)), or Executive’s death, or if the Executive’s employment is terminated by the Executive for Good Reason (as defined in Section 6(a)(2)), then the Company shall pay the Executive (x) the Accrued Amounts (as defined below) and (y) subject to the following sentence, the Severance Package. The payment of the Severance Package to Executive under this Section 6(a) shall (i) be subject to Section 6(i) (Loss of Severance); (ii) constitute the sole remedy of Executive in the event of a termination of Executive’s employment; and (iii) be contingent upon the execution and delivery to the Company by the Executive not later than 45 days after the date of termination of employment, and the effectiveness following any period of revocation, of a general release in favor of the Company in substantially the form attached hereto as Exhibit C, provided that if changes or expansions of relevant laws and regulations would result in Exhibit C in the form thereof as of the date of this Agreement failing to achieve the intent thereof as reflected by the form thereof as of the date of this Agreement (the “Initial Intent”), and if it is possible to modify Exhibit C so as to effect the Initial Intent notwithstanding such changes or expansions of relevant laws or regulations, then Exhibit C will be modified to the extent necessary to preserve the Initial Intent (the “Release”). Except as expressly provided herein or in another agreement between the Company and Executive, the Severance Package shall not be subject to any duty to mitigate damages by Executive, or any set-off or reduction due to Executive’s post-termination employment, provided such post-termination employment does not contravene any obligation of Executive to the Company. The Accrued Amounts shall be payable in a lump sum within ten (10) days of termination of employment.

(1)	For purposes of this Agreement, the “Accrued Amounts” shall mean the Executive’s Base Salary, any unpaid portion of the Guaranteed Amount, any earned and declared but unpaid bonus, any accrued but unused vacation, reimbursement for any expense reimburseable under this Agreement, and any other earned but unpaid amounts payable to Executive hereunder, in each case as accrued through the last day of Executive’s actual employment by the Company.

(2)	For purposes of this Agreement, “Good Reason” shall be the occurrence of any of the following events:

(A)	Removal from the position described in Section 1(a) or from his membership on the Board, except for Cause or following Executive’s Disability;

(B)	Any diminution in Executive’s duties or responsibilities as the chief executive officer of a public company, except for Cause or following Executive’s Disability;

(C)	Any reduction in the Base Salary or Target Bonus then in effect, except for a reduction (but not to a level less than 75% of the level of Base Salary or Target Bonus specified in this Agreement) consistent in percentage terms with any across-the-board reduction applicable to all of the Company’s executive officers;

(D)	Any material breach by the Company of this Agreement or any other legal obligation owed by the Company to the Executive;

(E)	Failure of any successor of the Company to assume this Agreement as required by Section 9(c); or

(F)	A required relocation of Executive’s primary office location by more than 75 miles.

If any of these events occurs, Executive may terminate Executive’s employment for Good Reason, but only if (i) Executive notifies the Chairman of the Board in writing specifically identifying the event constituting Good Reason within thirty (30) days after Executive becomes aware of such event (and failing such notice such event shall not constitute Good Reason for purposes of this Agreement); (ii) the Company fails to cure such Good Reason event within thirty (30) days from the date the Company receives Executive’s written notice of such Good Reason event; and (iii) Executive submits written resignation of employment and all director and officer capacities within thirty (30) days following the lapse without cure of the 30-day cure period. A termination by Executive following cure of a Good Reason event shall not be a termination for Good Reason. A failure of Executive to notify the Company after the first occurrence of an event constituting Good Reason shall not preclude any subsequent occurrences of such event (or similar event) from constituting Good Reason.

(3)	For purposes of this Agreement, “Severance Package” means all of the following items (A) through (E):

(A)	Continuation of Executive’s annual Base Salary for 365 days following the date of termination, subject to all applicable federal, state and local withholding and reporting requirements. These salary continuation payments shall be paid in accordance with usual Company payroll practices for executive officers. If Executive terminates Executive’s employment for Good Reason as a result of a decrease in Base Salary, then the Base Salary used for purposes of the calculation of the Severance Package shall be the Base Salary in effect immediately prior to such reduction.

(B)	An amount equal to one hundred percent (100%) of the Target Bonus in effect on the date of termination, payable in installments over the 365 day period described in Section 6(a)(3)(A), subject to the same withholding and reporting requirements. If Executive terminates Executive’s employment for Good Reason as a result of a decrease in Target Bonus, then the Target Bonus used for purposes of the calculation of the Severance Package shall be the Target Bonus in effect immediately prior to such reduction.

(C)	To the extent not included in the Accrued Amounts, a pro rata bonus for the bonus period during which the date of termination occurs calculated at one hundred percent (100%) of the actual bonus, if any, that the Executive would have earned under the governing bonus plan for the year of termination had the Executive’s employment not terminated, multiplied by a fraction the numerator of which is the number of days that the Executive was employed during the bonus period and the denominator of which is 365. Such prorated bonus shall be paid in accordance with the Company’s customary practices for payment of executive bonuses.

(D)	Accelerated vesting of all stock, stock options and other equity-based awards granted to Executive that would have vested if Executive’s employment had continued for 365 days after the date of termination, provided that if an equity award subject to this accelerated vesting is subject to Company-performance based conditions or requirements for vesting, exercise, sale or other realization of value, then such conditions or requirements will continue to apply and the acceleration provided by this section shall be contingent upon satisfaction of such conditions and requirements, and the Company in its discretion may either delay acceleration or prevent exercise or sale until such conditions and requirements are met, and cancel the accelerated award if such conditions and requirements are not met.

(E)	Payment on behalf of Executive, or reimbursement of Executive for payment of, the cost of continuation under COBRA of benefits under any group health and dental plans substantially similar to those which Executive (and, if applicable, Executive’s family) was receiving immediately prior to termination of employment, until the earlier of:

(i)	the end of the 18-month period following the date of termination, or

(ii)	the date on which the Executive becomes eligible to receive substantially similar benefits under any plan or program of any other employer.

The benefit provided under this Section 6(a)(3)(E) is subject to the availability of continuation of coverage under the terms of the applicable plan documents and all provisions of applicable law, including the requirements of the federal “COBRA” law, 29 U.S.C. § 1161 et seq. with respect to group health and dental insurance. If Executive is not eligible for such continued coverage under one of the Company-provided benefit plans noted in this paragraph (E) that Executive was participating in at the time of termination of employment, the Company shall reimburse Executive for the cost of replacement insurance for the duration of the applicable period, provided the reimbursements for any month shall not exceed the Company’s monthly cost of providing the coverage before termination of employment.

(4)	To the extent that the right to any payment (including the provision of benefits) under this Section 6(a), Section 6(d) or otherwise under this Agreement provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Internal Revenue Code (the “Code”) payable on account of a “separation from service” that is not exempt from Section 409A of the Code as involuntary separation pay or a short-term deferral (or otherwise):

(A)	a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any payment or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service;” and

(B)	if Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, to the minimum extent required by Section 409A of the Code, no payment or benefit (other than expense reimbursements made in accordance with the expense reimbursement and in-kind benefit rules set forth in the regulations under Section 409A of the Code) shall be made until the date which is the earlier of (A) the expiration of the six (6)-month and one (1) day period measured from the date of the Executive’s separation from service or such shorter period as may be prescribed by applicable law or regulation, and (B) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all delayed payments and benefits shall be paid or reimbursed to Executive in a lump sum.

(b) Voluntary Termination by Executive Without Good Reason. If Executive terminates Executive’s employment with the Company without Good Reason, then the Company shall be obligated only to pay the Executive the Accrued Amounts (less the Guaranteed Amount) in a lump sum within ten (10) days of termination of employment.

(c) Termination for Cause. If Executive’s employment is terminated by the Company for Cause, the Company shall be obligated only to pay Executive the Accrued Amounts (less the Guaranteed Amount) in a lump sum within ten (10) days of termination of employment. Cause shall be determined by the Board acting reasonably and in good faith. As used herein, the term “Cause” shall be limited to:

(1)	Executive’s willful breach of any fiduciary duty to the Company, or embezzlement, theft or misappropriation by Executive of any property of the Company or any of its affiliates;

(2)	Executive’s conviction of or plea of guilty or nolo contendere to a felony, or a crime involving moral turpitude, fraud or misrepresentation, under the laws of the United States or any state thereof or any other jurisdiction in which the Company conducts business, in any case which will result in significant reputational harm to the Company if Executive continues, or which indicates that Executive is not suited to continue, in his role as described in this Agreement;

(3)	Executive’s willful failure or refusal to comply with laws or regulations applicable to the Company or its business or the policies of the Company governing conduct of its employees; or willful misconduct or gross negligence in the performance of Executive’s duties to the Company;

(4)	Executive’s willful failure to follow the Board’s reasonable and lawful instructions; or

(5)	a material breach of this Agreement by Executive;

provided, however, that (i) Executive shall have the right to be heard before the full Board regarding any event of Cause, and Cause shall not be deemed to exist without a finding by the Board that Cause exists; and (ii) Cause shall arise under items (3), (4), or (5) above only if (A) the Company delivers written notice to Executive identifying the failure, refusal, incompetence, negligence, misconduct, or breach constituting Cause, and (B) Executive repeats such failure, refusal, incompetence, negligence, misconduct, or breach at any time following the Company’s delivery of such notice, or, if such failure, refusal, incompetence, negligence, misconduct, or breach is capable of being cured and the Board informs Executive in writing that cure is required, Executive fails to cure it in all material respects during the period of thirty (30) days following receipt of the Board’s notice requiring cure. A termination by the Company after cure shall not be a termination for Cause. A failure of the Company to notify the Executive after the first occurrence of an event constituting Cause shall not preclude any subsequent occurrences of such event (or similar event) from constituting Cause.

(d) Certain Terminations Following a Change in Control. If Executive’s employment with the Company or its successor terminates for either of the reasons described in Section 6(a) within two (2) years after a Change in Control of the Company (as defined below) that occurs during the Term of Employment, the Severance Package shall be modified in the following respects:

(i)	The amounts provided in Sections 6(a)(3)(A), (B) and (C) of this Agreement shall be paid in a lump sum within ten (10) days following the date of Executive’s termination; and

(ii)	Section 6(a)(3)(C) is modified by replacing “the actual bonus, if any, that the Executive would have earned under the governing bonus plan for the year of termination had the Executive’s employment not terminated” with “the Target Bonus in effect on the date of termination.”

Furthermore, in addition to the Accrued Amounts and the Severance Package, except as otherwise provided in the applicable award document, Executive shall be entitled to immediate vesting of all stock options, restricted stock awards and other equity-based awards granted to Executive and not otherwise vested. For purposes of this Agreement, a “Change in Control” shall have the meaning set forth in Exhibit B attached hereto. The provision of the accelerated vesting described in this Section 6(d) (i) shall be contingent upon the execution and delivery to the Company by Executive, not later than 45 days after the date of termination of employment, of the Release, and (ii) together with payment of the Accrued Amounts and the Severance Package, shall constitute the sole remedy of Executive in the event of a termination of the Executive’s employment in the circumstances set forth in this Section 6(d). Anything in this Agreement to the contrary notwithstanding, if (q) a Change in Control occurs, (r)  Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason within 180 days prior to the date on which the Change in Control occurs, and (s) it is reasonably demonstrated by Executive that such termination of employment or events constituting Good Reason (x) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (y) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement such Change in Control shall be deemed to have occurred during the Term of Employment and the termination shall be deemed to have occurred after the Change in Control, so that Executive is entitled to the vesting and other benefits provided by this Section 6(d). It is recognized that equity awards not vested at the time of or as a result of termination of employment are cancelled immediately upon termination of employment, and further that following such cancellation, Executive may become entitled to vesting of those cancelled awards in connection with a subsequent Change in Control pursuant to this section. In that case, the Company or its successor shall deliver to Executive the consideration Executive would have received in the Change in Control for (i) the shares of restricted stock that were cancelled as if those shares had been owned by and fully vested in the Participant at the time of the Change in Control, less an amount equal to any repurchase price paid by the Company for those shares; and (ii) the stock options that were cancelled as though such options had been vested at the time of the Change in Control, to the extent that unexercised vested stock options were cashed out in the Change in Control, and otherwise for a number of shares of the Company’s common stock having a value at the time of the Change in Control equal to the aggregate amount by which those stock options were in-the-money at the time of the Change in Control, using for purposes of this calculation the value of a share of the Company’s common stock in the Change in Control transaction.

(e) Disability. If Executive suffers a Disability, the Company may, in its discretion, terminate the Executive’s employment hereunder. For purposes of this Agreement, “Disability” shall be defined to occur at such time as Executive becomes eligible to receive benefits under the terms of the Company’s then applicable long-term disability policy, or, in the absence of such policy, shall be defined as a physical or mental disability that prevents Executive from performing Executive’s duties and responsibilities to the Company, with any reasonable accommodation required by applicable law, for forty-five (45) consecutive days or more, or for an aggregate of ninety (90) days in any period of twelve (12) months. The commencement date and expected duration of any physical or mental condition that prevents Executive from performing Executive’s duties and responsibilities to the Company shall be determined by a medical doctor mutually acceptable to Executive and the Company. If Executive’s employment is terminated by the Company pursuant to this Section 6(e), then the Company shall pay Executive the Accrued Amounts in a lump sum within ten (10) days of termination of employment. In addition, to the extent not included in the Accrued Amounts, Executive shall receive a pro rata bonus for the bonus period during which the date of termination pursuant to this Section 6(e) occurs calculated at one hundred percent (100%) of the Target Bonus then in effect, multiplied by a fraction the numerator of which is the number of days that Executive was employed during such bonus period and the denominator of which is 365. Such prorated bonus shall be paid in accordance with the Company’s customary practices for payment of executive bonuses but with no additional performance requirements or contingencies.

(f) Death. If Executive dies during the Term of Employment, all obligations of the Company to make any further payments, including the obligation to pay the Accrued Amounts, shall be paid to Executive’s estate, and in any event all Accrued Amounts shall be paid in a lump sum within ten (10) days of Executive’s death. In addition, to the extent not included in the Accrued Amounts, Executive’s estate shall receive a payment or payments reflecting a pro rata bonus for Executive for the bonus period during which the date of termination pursuant to this Section 6(f) occurs calculated at one hundred percent (100%) of the Target Bonus then in effect, multiplied by a fraction the numerator of which is the number of days that Executive was employed during such bonus period and the denominator of which is 365. Such prorated bonus shall be paid in accordance with the Company’s customary practices for payment of executive bonuses but with no additional performance requirements or contingencies.

(g) Payments as Compensable Compensation. Any participation by Executive in, and any terminating distributions and vested rights under, Company-sponsored retirement or deferred compensation plans, regardless of whether such plans are qualified or nonqualified for tax purposes, shall be governed by the terms of those respective plans.

(h) Executive’s Duty to Provide Materials. Upon the termination of Executive’s employment for any reason, Executive or his estate shall surrender to the Company all correspondence, letters, files, contracts, mailing lists, customer lists, advertising material, ledgers, supplies, equipment, checks, and all other materials, records and property of any kind that belong to the Company or any of its subsidiaries or affiliates, that may be in Executive’s possession or under Executive’s control, provided that Executive shall have the right to retain a copy of any such documents to the extent such documents relate to Executive or any of Executive’s rights or obligations respecting the Company or his service on the Board.

(i) Loss of Severance. Executive’s right to the Severance Package is subject to compliance with obligations to the Company, including the obligations set forth in the Proprietary Information Protection Agreement entered into by Executive in connection with employment by the Company (the “PIPA”), as stated in the Release.

7. Section 4999 Excise Tax Limitation.

(a) Safe Harbor Cap. Anything in this Agreement to the contrary notwithstanding, if (i) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), and (ii) the reduction of the benefits provided to Executive under this Agreement to the maximum amount that could be provided to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide Executive with a greater after-tax amount than if such amounts were not reduced, then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) to the Safe Harbor Cap. The reduction of the amounts payable hereunder, if applicable, shall be made to the extent necessary in the following order: the acceleration of vesting of stock options and other equity awards with an exercise price that exceeds the then fair market value of the stock subject to the award, the payments under Section 6(a)(3)(A), the payments under Section 6(a)(3)(B), the payments under Section 6(a)(3)(C), and the acceleration of vesting of all other stock options and equity awards. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a greater after-tax result to Executive, no amounts payable under this Agreement shall be reduced pursuant to this provision.

(b) Determinations. All determinations required to be made under this Section shall be made by the public accounting firm that is selected by mutual agreement of Executive and the Company and retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company. Notwithstanding the foregoing, if (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules, or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns, or (iii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, then the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. If payments are reduced to the Safe Harbor Cap or the Accounting Firm determines that no Excise Tax is payable by Executive without a reduction in payments, the Accounting Firm shall provide a written opinion to Executive to such effect, that the Executive is not required to report any Excise Tax on the Executive’s federal income tax return, and that the failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The determination by the Accounting Firm shall be binding upon the Company and Executive (except as provided in paragraph (c) below).

(c) Adjustments. If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, Executive by the Company, which are in excess of the limitations provided in this Section (referred to hereinafter as an “Excess Payment”), Executive shall repay the Excess Payment to the Company on demand. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section. In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company or its successor shall pay an amount equal to such Underpayment to Executive within ten (10) days of such determination. Executive shall cooperate, to the extent Executive’s expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment. Notwithstanding the foregoing, in the event that amounts payable under this Agreement were reduced pursuant to paragraph (a) and the value of stock options is subsequently re-determined by the Accounting Firm within the context of Treasury Regulation §1.280G-1 Q/A 33 that reduces the value of the Payments attributable to such options, the Company shall promptly pay to Executive any amounts payable under this Agreement that were not previously paid solely as a result of paragraph (a), subject to the Safe Harbor Cap.

8. Other Agreements.

(a) Proprietary Interest Protection Agreement. In consideration for the provisions of this Agreement, among other things, Executive has separately executed and delivered to the Company the PIPA in the form presented to Executive; provided, however, (1) the Company understands that Executive desires to be able to take advantage of any opportunities he might see to serve on boards, particularly after his employment by the Company terminates, and the Company as a further inducement to Executive to sign this Agreement and the PIPA in the form presented to Executive hereby irrevocably waives any rights whatsoever which the Company might have under the PIPA to take any action or make any claims whatsoever against Executive based upon Executive serving as a member of the board of directors of any company, provided that Executive conducts himself as a member of other boards in a manner that is not otherwise inconsistent with the PIPA; and (2) the Company further agrees that Executive shall have the right to make such statements in the form of pleadings or testimony in any dispute resolution or proceeding as his counsel deems appropriate or necessary to protect or advance his best interest in any dispute with the Company and notwithstanding the non-disparagement provision in the PIPA.

(b) No Violation of Other Agreements. Executive hereby represents that Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Executive’s employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, except for any such agreement that could not reasonably be expected to compromise Executive’s ability to perform the duties of the position set forth in Section 1(a). Executive further represents that, to Executive’s knowledge and belief, Executive has not breached any agreement not to compete or any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to employment with the Company, and Executive acknowledges the Company’s desire and direction that Executive not breach any such agreement in the course of employment with the Company.

(c) Arbitration. Except for claims under the PIPA, any disputes, disagreements, claims or controversies which relate in any manner to Executive’s employment with the Company or the termination thereof, including claims of wrongful termination, breach of contract, public policy violation, harassment, discrimination, defamation, fraud, infliction of emotional distress or other claims under federal, state or local law (excluding unemployment and workers’ compensation claims and other claims deemed by a court of competent jurisdiction not to be subject to mandatory arbitration), shall be resolved exclusively by final and binding arbitration in Miami, Florida before a single arbitrator chosen by agreement of the parties, or if they cannot agree then by the American Arbitration Association, in accordance with the then existing Rules and Regulations of the American Arbitration Association. Executive understands and agrees that the arbitration shall be instead of any civil litigation and that this means that Executive is waiving Executive’s right to a jury trial as to such claims. The parties shall pay their own costs of arbitration; provided, however, the Company shall pay such costs of arbitration to the extent it is required to do so to make this agreement enforceable. All claims shall be governed by the applicable federal and state statutes of limitations. The parties shall be entitled to conduct adequate discovery and to obtain all remedies available to the parties as if the matter had been tried in court (including, without limitation, the award of attorneys’ fees to the prevailing party if authorized by statute). The arbitrator shall issue a written decision which specifies the findings of fact and conclusions of law on which the arbitrator’s decision is based. The decision of the arbitrator shall be final and binding on all parties (and shall be subject to judicial review as required by law), and may be entered as a judgment by either Executive or the Company with any federal or state court of competent jurisdiction.

9. General.

(a) Notices. All notices or communications hereunder shall be in writing, addressed as follows, or otherwise as directed in a written notice from the party wishing to make changes hereto:

To the Company:

Eclipsys Corporation

Three Ravinia Drive

Atlanta, GA 30346-2156

ATTN: General Counsel

To Executive:

At the address then reflected in the Company’s payroll records

Any such notice or communication shall be delivered by hand or sent certified or registered mail, return receipt requested, postage prepaid, or by reputable overnight courier addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the time of actual delivery, if delivered by hand, the next business day, if sent by overnight courier, or the third (3rd) business day after the actual date of mailing, if sent by mail, shall constitute the time at which notice was given.

(b) Severability. If any provision of this Agreement is declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

(c) Assignment and Assumption. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company and shall cause such successor to assume this Agreement, which assumption shall not relieve the Company of its obligations to Executive hereunder unless so agreed in writing by Executive.

(d) Amendment. This Agreement may only be amended by written agreement of Executive and the Company.

(e) Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 9(e) are in addition to the survivorship provisions of any other section of this Agreement.

(f) Governing Law; Venue and Jurisdiction. This Agreement and the PIPA shall be governed by and construed under and in accordance with the laws of the State of Florida (without reference to the conflicts of law provisions thereof). Any judicial or administrative proceeding or claim relating to or pertaining to this Agreement that properly arises notwithstanding Section 8(c) shall and must be filed in a state or federal court located in or adjacent to Miami, Florida and the Company and the Executive each consents to the jurisdiction of such a court.

(g) Entire Agreement; Conflicts. This Agreement including the exhibits hereto, along with the PIPA, the grant notices reflecting Executive’s initial equity awards as set forth in Exhibit A to this Agreement and the related 2008 Omnibus Incentive Plan, the Restricted Stock Agreement between the Company and Executive, and the indemnity provisions of the Company’s charter to the extent applicable, contains the entire understanding between the parties hereto regarding terms of Executive’s employment (other than any agreements that may be entered into after the date hereof between the Company and Executive) and supersedes in all respects any prior or other employment agreement or understanding, both written and oral. In the event of a conflict between this Agreement and any other agreement between Executive and the Company, or any policy or plan that applies generally to employees or executives of the Company regarding compensation, employee benefits, performance bonuses, healthcare, retirement, severance, change in control, relocation, or equity programs, this Agreement shall control except to the extent that any other agreement between Executive and the Company expressly states that the provisions of such agreement supersede the provisions of this Agreement.

(h) Withholding; Offset. The Company or any of its affiliates may withhold from payment to Executive any amount of withholding required by law, and reduce any amount otherwise payable to Executive by the Company or any of its affiliates by any amount payable by Executive to the Company or any of its affiliates.

(i) Section Headings and Construction. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding section or sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as circumstances require.

(j) Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement. Facsimile or photocopy signatures have the same effect as originals.

(k) Acknowledgement. Executive states and represents that Executive has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. Executive further states and represents that Executive has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and executes and delivers this Agreement of Executive’s own free act. Executive has not received, and is not relying upon, any written or oral advice or representations made by the Company’s internal or external counsel.

(l) Attorneys’ Fees. If either Executive or the Company brings a legal action, whether an arbitration or a court proceeding that may take place notwithstanding Section 8(c), against the other in connection with the employment relationship between them, including without limitation an action to enforce this Agreement or the agreements pursuant to which equity awards are made to Executive, the prevailing party in such action will be entitled to recover his or its reasonable fees and costs incurred in the action, including reasonable attorneys’ and experts’ fees and costs and the costs of arbitration the non-prevailing party, provided that the arbitrator or judge has the discretion to determine that there is no prevailing party or to eliminate or reduce the prevailing party’s recovery of its fees and costs to the extent that the arbitrator or judge determines that full recovery thereof would be unreasonable or disproportionate to the harm suffered by the prevailing party.

(m) Securities Registration. The Company at Executive’s request shall use the Company’s reasonable efforts to effect a registration of any shares of the Company’s stock issued to Executive by the Company or to take such other action which will enable Executive to sell such shares through any stock exchange on which such shares are ordinarily traded, if and to the extent that such registration or other action is necessary to enable Executive legally to sell such shares on the open market.

Intending to be legally bound hereby, Executive and the Company have executed this Agreement on the date set forth above.

ECLIPSYS CORPORATION

By: /s/ Brian W. Copple
Name: Brian W. Copple
Title: Secretary

Date: July 8, 2009

/s/ Philip M. Pead
Philip M. Pead

EXHIBIT A TO EMPLOYMENT AGREEMENT

see attached grant notices for initial awards of stock options and restricted stock

Notice of Grant of Stock Option

Eclipsys Corporation

ID: 65-0632092

Philip M. Pead

Option Number: 00004097
Plan: 2008 Omnibus Incentive Plan

Effective May 14, 2009, (the “Issuance Date”), you have been granted a non-statutory option to buy 450,000 shares of common stock of Eclipsys Corporation (the “Company”) at an exercise price of $14.78 per share. This option vests and becomes exercisable over a three-year vesting period as follows: (i) with respect to 75% of the underlying shares in 24 equal consecutive monthly installments beginning on June 14, 2009 and continuing on the 14th day of each month thereafter until and including May 14, 2011; and (ii) with respect to the remaining 25% of the shares in 12 equal monthly installments beginning June 14, 2011 and ending May 14, 2012, provided that vesting will not occur if you are not employed with the Company (or serving as a member of the Company’s Board of Directors) on the scheduled vesting date. The option expires, to the extent not earlier terminated or exercised, on the seventh anniversary of the Issuance Date or such earlier date as the Plan provides, and the Company has no obligation to notify you before expiration.

The option is granted under and governed by the terms and conditions of this notice, the Company’s 2008 Omnibus Incentive Plan (the “Plan”), and any other applicable written agreement between you and the Company. By your acceptance of this option, and also by its exercise, you agree to such terms and conditions and confirm that your receipt and exercise of this option is voluntary.

Except as otherwise provided in the Plan or a separate written agreement between you and the Company signed by an executive officer of the Company, (i) vesting of the option will occur only on scheduled vesting dates, without any ratable vesting for periods of time between vesting dates, and any termination of your employment for any reason or no reason will result in cessation of vesting and lapse of the option to the extent not yet vested at the time of termination, unless you are continuing as or are becoming a member of the Company’s Board of Directors immediately following termination of your employment, in which case vesting will cease and the option will lapse to the extent not yet vested at the time of termination of your service on the Company’s Board of Directors; (ii) following any termination of your employment (or termination of Board service if you are continuing as or are becoming a member of the Company’s Board of Directors immediately following termination of your employment), you will have until the earlier of the expiration of the option or the close of business on the first anniversary of the date of termination of your employment (or Board service) to exercise the option, to the extent vested at the time of or as a result of termination of your employment (or Board service); and (iii) notwithstanding the foregoing, vesting will be suspended during the portion of any leave of absence (LOA) you have in excess of 180 days, and if you return to work following such a LOA, any scheduled vesting dates that passed during the suspension of vesting will be added to the end of the original vesting schedule, with vesting on each such additional vesting date in the amount of             shares not vested on the corresponding vesting date during the period of the suspension, contingent upon your continued employment (or Board service if you are continuing as or are becoming a member of the Company’s Board of Directors immediately following termination of your employment).

As a condition to vesting and exercise of this option, you must enter into the Eclipsys Proprietary Interest Protection Agreement, and your exercise of this stock option in whole or part will constitute your agreement to such Proprietary Interest Protection Agreement. If you breach in any material respect the Proprietary Interest Protection Agreement between you and the Company, or any other contract between you and the Company, or your common law duty of confidentiality or trade secret protection, and you fail to cure that breach in full within ten days of notice and demand for cure by the Company, then such breach shall entitle the Company, in its discretion and in addition to any other legal or equitable remedies available to it, to do any or all of the following: (1) cancel and terminate as of the date of such breach any unvested and/or unexercised portion of this stock option; (2) require you to disgorge to the Company the net income you earned from any shares received by you upon exercise of this option that you transferred at any time from 12 months before such breach until 12 months after the Company learned of such breach, and for this purpose net income means the sales price less the exercise price less applicable income taxes paid in connection with such shares; (3) require you to tender back to the Company any share of Company stock you own that you acquired upon the exercise of this stock option at a price equal to the exercise price you paid for such share; and/or (4) obtain injunctive relief or other similar remedy in any court with appropriate jurisdiction in order to specifically enforce the provisions hereof. The Company may suspend any exercise of this option pending cure of any such breach.

Unless otherwise permitted by the Company’s Board of Directors, you must pay the exercise price and meet any tax obligations in cash.

The Prospectus for the Plan, the Plan document, the Company’s Annual Report on Form 10-K, and other filings made by the Company with the Securities and Exchange Commission are available for your review on the Company’s internal employee web site. You may also obtain paper copies of these documents upon request to the Company’s HR department.

No representations or promises are made regarding the duration of your employment or service, vesting of the option, the value of the Company’s stock or this option, or the Company’s prospects. The Company provides no advice regarding tax consequences or your handling of this option; you agree to rely only upon your own personal advisors.

ECLIPSYS CORPORATION

By:

Name: Martha Torres

Title: Vice President of Compensation

Notice of Grant of Restricted Stock

Eclipsys Corporation
ID: 65-0632092

Philip M. Pead

Award Number: 4098
Plan: 2008 Omnibus Incentive Plan

Effective May 14, 2009, you have been granted 66,700 shares (the “Shares”) of common stock of Eclipsys Corporation (the “Company”).

This notice is a “Grant Notice” as described in the Restricted Stock Agreement between you and the Company (the “Agreement”). This grant is made under, and this grant and the Shares are subject to and governed by the terms and conditions of, this Grant Notice, the Agreement including the restrictions on transfer set forth therein, the Company’s 2008 Omnibus Incentive Plan (the “Plan”), and any other applicable written agreement between you and the Company. Notwithstanding the foregoing and Section 4 of the Agreement, any dividends or other distributions paid on unvested Shares will be held by the Company and not distributed or delivered to you unless and until the Shares vest. Those dividends or other distributions held by the Company will be cancelled or forfeited without consideration if and to the extent those unvested Shares are canceled, forfeited or repurchased. By your acceptance, you agree to such terms and conditions and confirm that your receipt of and payment for the Shares is voluntary.

43,355 of the Shares (65%) shall vest on June 1, 2011 and the remaining 23,345 of the Shares (35%) shall vest on June 1, 2012.

Unless otherwise provided in the Agreement or in another written agreement between you and the Company, (i) no Shares will vest before June 1, 2011; (ii) vesting of Shares will occur only on scheduled vesting dates, without any ratable vesting for periods of time before or between vesting dates; (iii) any termination of your employment for any reason or no reason will result in cessation of vesting and forfeiture to the Company of any Shares not vested, unless you are continuing as or are becoming a member of the Company’s Board of Directors immediately following termination of your employment, in which case vesting will cease and any unvested Shares will be forfeited to the Company at the time of termination of your service on the Company’s Board of Directors; and (iv) notwithstanding the foregoing, vesting will be suspended during the portion of any leave of absence (LOA) you have in excess of 180 days, and if you return to work following such a LOA, any scheduled vesting dates that passed during the suspension of vesting will be added to the end of the original vesting schedule, with vesting on each such additional vesting date in the amount of shares not vested on the corresponding vesting date during the period of the suspension, contingent upon your continued employment (or Board service if you are continuing as or are becoming a member of the Company’s Board of Directors immediately following termination of your employment).

As a condition to vesting of any Shares, you must enter into the Eclipsys Proprietary Interest Protection Agreement, and your acceptance of any vested Shares will constitute your agreement to such Proprietary Interest Protection Agreement. If you breach in any material respect the Proprietary Interest Protection Agreement between you and the Company, or any other contract between you and the Company, or your common law duty of confidentiality or trade secret protection, and you fail to cure that breach in full within ten days of notice and demand for cure by the Company, then such breach shall entitle the Company, in its discretion and in addition to any other legal or equitable remedies available to it, to do any or all of the following: (1) cancel any shares of Restricted Stock still owned by you, whether or not vested, whereupon any rights you might otherwise have to such canceled shares of Restricted Stock will cease; (2) require you to disgorge to the Company the net income you earned from any Restricted Stock that you transferred at any time from 12 months before such breach until 12 months after the Company learned of such breach, and for this purpose net income means the value at time of transfer less applicable income taxes paid in connection with such shares; and/or (3) obtain injunctive relief or other similar remedy in any court with appropriate jurisdiction in order to specifically enforce the provisions hereof. The Company may suspend any vesting or transfer of Restricted Stock pending cure of any such breach.

The Prospectus for the Plan, the Plan document and the Company’s Annual Report on Form 10-K, and other filings made by the Company with the Securities and Exchange Commission are available for your review on the Company’s internal employee web site. You may also obtain paper copies of these documents upon request to the Company’s HR department.

No representations or promises are made regarding the duration of your employment or service, vesting of the Shares, the value of the Company’s stock or this grant, or the Company’s prospects. The Company provides no advice regarding tax consequences or your handling of the Shares; you agree to rely only upon your own personal advisors.

ECLIPSYS CORPORATION

By:

Name: Martha Torres

Title: Vice President of Compensation

EXHIBIT B TO EMPLOYMENT AGREEMENT

“Change in Control” means the occurrence of any one of the following events:

(a) During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(b) Any “person” (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions:  (i) by the Company or any Subsidiary, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, (iv) pursuant to a Non-Qualifying Transaction, as defined in paragraph (c), or (v) by any person of Voting Securities from the Company, if a majority of the Incumbent Board approves in advance of or within 30 days after the acquisition of beneficial ownership of 50% or more of Company Voting Securities by such person;

(c) The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (A) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 90% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by securities into which such Company Voting Securities were converted pursuant to such Business Combination), (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a “Non-Qualifying Transaction”);

(d) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets; or

(e) The occurrence of any other event that the Board determines by a duly approved resolution constitutes a Change in Control.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that a Change in Control of the Company shall then occur if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person at a level above 50%, other than in connection with the acquisition of stock in a public offering by the Company.

EXHIBIT C TO EMPLOYMENT AGREEMENT
RELEASE

This Release (this “Release”) is entered into as of       , by Philip M. Pead (“Employee”) in favor of Eclipsys Corporation (the “Company”) and certain other parties as set forth herein.

Contingent upon Employee’s execution and delivery to the Company of this Release, and the effectiveness of this Release following the lapse without revocation of any revocation period, the Company is obligated pursuant to the Employment Agreement between Employee and the Company dated as of May 14, 2009 (the “Employment Agreement”), to provide to Employee the Severance Package described in the Employment Agreement (the “Severance Package”). In consideration of Employee’s right to receive the Severance Package, Employee hereby agrees as follows:

1. Termination Date. The effective date of Employee’s termination of employment with the Company is       .

2. Release.

(a) Release. Employee, for Employee and Employee’s assigns, heirs, executors, successors and administrators, hereby fully and unconditionally releases the Company, its subsidiaries and other affiliates, their respective successors, and the officers, directors, employees, stockholders, attorneys and agents of each of them (the “Released Parties”), from any and all claims, causes of action, rights, agreements, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature, as of the date Employee signs this Release, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, liquidated or unliquidated, arising out of, relating to or in any way connected with Employee’s employment with or separation from the Company (the “Released Matters”). Subject to Section 2(b), the Released Matters include, but are not limited to, claims for wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, tort, intentional or negligent infliction of emotional distress, defamation, invasion of privacy, fraud, negligent misrepresentation, discrimination, harassment, violation of or rights under local, state or federal law, ordinance or regulation (including but not limited to those arising under the Age Discrimination in Employment Act (“ADEA”) as amended by the Older Workers Benefit Protection Act), all common law claims, and all claims to any non-vested ownership interest in the Company, contractual or otherwise, including but not limited to claims to non-vested stock or non-vested stock options. Employee understands that this Release is a general release, and that references to specific claims arising out of or related to Employee’s employment with the Company are not intended to limit the universe of claims released herein. Employee acknowledges and agrees that the releases made herein constitute final and complete releases of the Released Parties with respect to all Released Matters, and that by signing this Release, Employee is forever giving up the right to sue or attempt to recover money, damages or any other relief from the Released Parties for all claims Employee has or may have with respect to the Released Matters (even if any such claim is unforeseen as of the date hereof). Employee expressly acknowledges that this Release is intended to include in its effect, without limitation, all Released Matters which Employee does not know or suspect to exist in his favor at the time of execution hereof, and that this Release contemplates the extinguishment of all such Released Matters.

(b) Exceptions. However, Released Matters do not include, and nothing in this Release waives or releases or prevents Employee from in any way pursuing any rights or claims Employee may have (i) to indemnity and defense from the Company pursuant to provisions of the Company’s charter documents, any contract of indemnity, or applicable law; (ii) to coverage under policies of insurance maintained by the Company (including without limitation insurance covering directors’ and officers’ liability, fiduciary liability, employment practices liability, general liability, and automobile damage and liability) according to the terms of such policies; (iii) to the Severance Package; (iv) to reimbursement of expenses properly incurred by Employee in the course of Employee’s service to the Company; (v) under plans or contracts governing equity awards made to Employee; (vi) as a former employee under the Company’s retirement and welfare plans under which Employee is a beneficiary or in which Employee is a participant, including without limitation the Company’s 401(k) plan and plans or policies or insurance providing for health care; (vi) as a stockholder of the Company; or (vii) to file charge with the Equal Employment Opportunity Commission (“EEOC”), or participate in an agency investigation. Nothing in this Section 2(b) or any other provision of this Release limits Employee’s right to challenge the validity of this Release under the ADEA. However, Employee waives all rights to recover money or other individual relief in connection with any such challenge or any administrative charge, whether filed by Employee, the EEOC, any other federal, state or local agency, or anyone else.

(c) Waiver. If Employee is employed or resides in California, or another state with law similar to California Civil Code Section 1542, Employee hereby waives his rights under such law. California Civil Code Section 1542 provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Employee, being aware of Section 1542, hereby expressly waives any and all rights Employee may have thereunder as well as under any other statute or common law principles of similar effect under the laws of any state or the United States.

3. No Claims; Covenant not to Sue. Employee represents and warrants that Employee has not instituted any complaints, lawsuits or other proceedings against any Released Parties with any court or arbitration authority. Besides waiving and releasing the claims covered by Section 2, Employee further agrees that, except as permitted under Section 2(b) above or to the extent that applicable law prohibits such agreements, Employee will not, directly or indirectly, (i) sue or initiate any other legal proceeding against any of the Released Parties in any forum, or participate in, or provide any assistance in connection with any lawsuit or other legal proceeding against any Released Parties for any Released Matters, (ii) assist, encourage, or support employees or former employees or stockholders or former stockholders of the Company or any of its affiliates in connection with any lawsuit or other legal proceeding they may initiate, unless compelled to testify by appropriate civil processes; or (iii) defend any action, proceeding or suit in whole or in part on the grounds that any or all of the terms or provisions of this Release are illegal, invalid, not binding, unenforceable or against public policy. Employee also understands that this Section 3 includes a “covenant not to sue,” meaning Employee promises not to file a legal action. It is different from the General Release of claims contained in Section 2(a) above.

4. Business Expenses and Compensation. Employee acknowledges that Employee has been reimbursed by the Company for all costs and business expenses incurred in conjunction with the performance of Employee’s employment and that no other reimbursements are owed to Employee, except for unreimbursed expenses properly incurred by Employee in the course of Employee’s service to the Company that Employee submits within 30 days after the date of this Release, which the Company will pay in accordance with its policies. Employee further acknowledges and agrees that Employee has received all amounts the Company owes or is obligated to pay to Employee in respect of wages, salary, benefits and all other payment for all services rendered in conjunction with Employee’s employment by the Company, and that no other compensation is owed to Employee, other than the Severance Package.

5. Additional Agreements

(a) Return of Company Property. Employee shall immediately return to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property in Employee’s possession or control. Employee represents and warrants that Employee has not misappropriated any Company property for the benefit of Employee or others. Employee confirms that Employee has left, and will continue to leave, intact all electronic Company documents, including but not limited to those Employee developed or helped develop during Employee’s employment. Employee further confirms that Employee has cancelled or shall immediately cancel all accounts for Employee’s benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

(b) Non-Disparagement. Employee shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, or customer of the Company, or any other third party, regarding any Released Party.

(c) Non-Disclosure and Non-Solicitation. Employee acknowledges and reaffirms Employee’s obligation to keep confidential all non-public information concerning the Company which Employee acquired during the course of Employee’s employment with the Company. Employee shall not violate Employee’s post-employment obligations to refrain from soliciting the Company’s employees or clients, as may be stated more fully in the Confidentiality, Non-Disclosure and Developments Agreement Employee executed in connection with the inception of his employment, or in his Proprietary Interest Protection Agreement (whichever governs), which governing agreement remains in full force and effect.

(d) Assistance. Employee shall (i) cooperate with and assist the Company in the orderly transition of Employee’s employment responsibilities, (ii) be available to provide information, advice and reasonable assistance (not to impair in any material respect his ability to focus on his other pursuits) to the Company regarding matters of which Employee has knowledge as a result of Employee’s prior employment by the Company and/or its subsidiaries and their predecessors, and (iii) consistent with applicable law, assist and cooperate in the investigation, prosecution or defense of any actual or threatened court action, arbitration or administrative proceeding involving any matter that arose, or relates to fact or circumstances occurring, during the period of Employee’s employment with the Company.

(e) Remedy for Breach of Legal Obligations. If Employee breaches in any material respect this Release or the Proprietary Interest Protection Agreement that Employee entered into in connection with his employment with the Company, or any other written agreement between Employee and the Company for protection of the Company’s confidential information, trade secrets, or other proprietary information or restricting Employee’s post-employment activities, and Employee fails to cure that breach in full within ten days of notice and demand for cure by the Company, then except to the extent prohibited by applicable law, such breach shall entitle the Company, in its discretion and in addition to any other legal or equitable remedies available to it, to do any or all of the following: (1) cancel and terminate Employee’s right to receive the Severance Package; (2) require Employee to return to the Company the amount of any severance payments previously made to Employee net of applicable income taxes Employee paid on those payments; and/or (3) obtain injunctive relief or other similar remedy in any court with appropriate jurisdiction in order to specifically enforce the provisions hereof. The Company may suspend any element or all elements of the Severance Package pending cure of any such breach. However, notwithstanding the provisions of this Section 5(e), Employee will in any event be entitled to receive and retain a minimum of $100,000 as consideration for this Release. Nothing in this Section 5(e) limits the Company’s right to preliminary or permanent injunctive relief to enjoin or prevent Employee’s breach of any obligation of Employee.

6. General

(a) Amendment. This Release may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by Employee and a duly authorized representative of Eclipsys. This Release is binding upon Employee and Employee’s assigns, heirs, executors, successors and administrators, and shall inure to the benefit of all the Released Parties.

(b) Waiver of Rights. No delay or omission by the Company in exercising any right under this Release shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(c) Severability. If any provision of this Release as applied to any party or to any circumstance is adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Release, or the enforceability or invalidity of the rest of this Release. If any provision of this Release becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Release shall continue in full force and effect.

(d) Nature of Agreement. This Release is part of a severance arrangement and does not constitute an admission of liability or wrongdoing on the part of Employee, the Company or any other person.

(e) Confidentiality. The Company and Employee shall each keep the terms of this Release confidential, except to the extent that disclosure may be legally required or as required by Section 3 herein, and except that Employee may discuss the terms of this Release with Employee’s spouse and financial and legal advisors.

(f) Voluntary Assent. Employee represents and agrees that Employee fully understands Employee’s right to discuss, and that the Company has advised Employee to discuss, all aspects of this Release with Employee’s private attorney, that Employee has carefully read and fully understands all the provisions of this Release, that Employee understands its effect, that Employee is competent to sign this Release and that Employee is voluntarily entering into this Release. Employee specifically acknowledges that he has not been under duress in connection with the review, negotiation, execution and delivery of this Release. Employee represents and agrees that in executing this Release Employee relies solely upon Employee’s own judgment, belief and knowledge, and the advice and recommendations of any independently selected counsel, concerning the nature, extent and duration of Employee’s rights and claims. Employee acknowledges that no other individual has made any promise, representation or warranty, express or implied, not contained in this Release, to induce Employee to execute this Release. Employee further acknowledges that Employee is not executing this Release in reliance on any promise, representation, or warranty not contained in this Release.

(g) Headings. Headings in this Release are for convenience of reference only and do not affect the meaning of this Release.

(h) Entire Agreement. This Release contains and constitutes the entire understanding and agreement between Employee and the Company regarding the matters set forth herein.

(i) Consideration and Effectiveness. Employee acknowledges that Employee has been given at least 21 days to consider this Release and that the Company has by this Release advised Employee in writing to consult with an attorney of Employee’s own choosing prior to signing this Release. Employee agrees that any modifications, material or otherwise, made to this Release do not restart or affect in any manner the original twenty-one (21) calendar day consideration period. Employee understands that Employee may revoke this Release for a period of seven (7) days after Employee signs this Release. Any revocation within this period must be submitted, in writing, to the General Counsel of the Company, and must be received or postmarked within seven (7) calendar days after Employee signs this Release. If Employee delivers the revocation, this Release will be of no force or effect. If Employee does not deliver the revocation within seven calendar days as described above, then this Release in its entirety will be effective and enforceable beginning on the eighth (8th) day after Employee’s execution and delivery of this Release. Employee understands and agrees that by entering into this Release Employee is waiving any and all rights or claims he might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that Employee has received consideration beyond that to which Employee was previously entitled.

In witness whereof, Employee has executed this Release as of the date above written.

Philip M. Pead